Letter of Intent


                                 April 27, 2001


Edward C. Dmytryk
AmeriNet Group.com, Inc.
Crystal Corporate Center
2500 North Military Trail, Suite 225-C
Boca Raton, Florida 33431

         Re: Proposal to Exchange Shares of Park City Group, Inc. ("PCG") stock for shares of AmeriNet, Inc. ("AmeriNet") Stock

Dear Edward:

     This letter of intent sets forth, in summary form, the terms and conditions under which Riverview Financial Corp. ("Riverview") and Randall K. Fields (collectively and individually, and together with certain other shareholders as may be permitted to join in the transaction, the "Sellers") would exchange shares of PCG stock (the "PCG Shares") held by Sellers, constituting approximately ninety-eight percent (98%) of the PCG stock outstanding, for shares of AmeriNet stock. The proposed terms and conditions are as follows:

1. Share Exchange. The PCG Shares will be exchanged for the number of shares of AmeriNet stock (the "Exchange Shares") so that Sellers will hold 78% ("Sellers' Percentage") of the aggregate AmeriNet stock immediately following the closing, on a fully diluted basis, i.e., taking into account the deemed exercise or conversion of all preferred stock, options, warrants or other rights to acquire AmeriNet common stock immediately prior to closing. The Exchange Shares will be divided between Sellers pro rata in accordance with their respective ownership of the PCG Shares.

     By way of example, assuming 33,000,000 AmeriNet shares are issued and outstanding immediately prior to closing, the PCG Shares will be exchanged for 117,000,000 shares of AmeriNet stock, which number is determined as follows:

         Exchange Shares = [AmeriNet Shares Prior to Close] x [(Seller's Percentage1)/(1-Seller's Percentage)] Exchange Shares = [33,000,000] x [(.78)/(1 - .78)] Exchange Shares = 117,000,000

where the Exchange Shares are 78% of the aggregate AmeriNet shares post closing:

         (150,000,000) / (33,000,000 + 117,000,000) = .78

2. Adjustment to Sellers' Percentage. As provided in Section 4(a), AmeriNet will have not less than $1 million dollars in unrestricted cash at closing. For every additional $1 million dollars (up to a total of $4 million dollars) of unrestricted cash that AmeriNet holds at closing, Sellers' Percentage will be reduced by 4% (up to a total of 16%)

3.   Performance  Shares.  The Sellers  will be  entitled to receive  additional shares of AmeriNet stock (the "Performance Shares") equal to 35% of the aggregate AmeriNet stock immediately following the closing on a fully diluted basis. PCG will be entitled to receive 1/2 of the Performance Shares if PCG and its consolidated subsidiaries have, for the period ending December 31, 2001, consolidated net income before taxes of at least $3 million dollars as shown on its audited financial statements. PCG will be entitled to receive 1/2 of the Performance Shares if PCG and its consolidated subsidiaries have, for the period ending December 31, 2002, consolidated net income before taxes of at least $4.2 million dollars as shown on its audited financial statements. By way of example, if the aggregate AmeriNet shares post closing are 150,000,000 (i.e., 33,000,000 + 117,000,000), the number of Performance Shares will equal 52,500,000 (i.e.,
 .35 x 150,000,000). The Performance Shares will be divided between Sellers pro rata in accordance with their respective ownership of the PCG Shares.

4. Proposed Form of Agreement; Agreed Terms and Conditions. AmeriNet and Sellers intend to negotiate a written definitive agreement, the execution of which would be subject, among other things and to the extent legally required, to the approval of AmeriNet's board of directors and shareholders if required and the approval of Riverview's board of directors, and which would contain agreed representations, warranties, indemnities, conditions and other provisions. Without limiting the foregoing:

(a)  AmeriNet will have at least $1 million in unrestricted cash at closing;

(b) No preferred stock, options, warrants or other rights to acquire AmeriNet preferred or common stock, and no option plans will survive the closing, unless the number of shares issuable on conversion or exercise of such stock, options, warrants or other rights cannot exceed the number that would have been issued if exercised immediately prior to closing;

(c)  AmeriNet will have no liabilities or obligations which survive the closing;

(d) AmeriNet will have completed, at its sole expense, the divestiture of all its subsidiaries and stock in other corporations prior to the closing;

(e) AmeriNet will be in compliance with, and the closing of the transaction contemplated by this letter will not result in a violation or breach of, or conflict with, any applicable state and federal laws, rules and regulations or any order, writ, decree, determination or award of any court or other government agency or any provision of any agreement or instrument to which it is a party or by which it is bound;

(f) A means of paying the costs and expenses (including legal and accounting fees) in excess of $150,000 of filing and prosecuting the initial registration statement filed for AmeriNet stock subsequent to closing will be provided from funds other than AmeriNet funds, subject to the prior approval by AmeriNet of the engagement letter, which approval will not be unreasonably withheld or delayed; and

(g) The transaction will be a tax-free reorganization under the Internal Revenue Code of 1986.

     The definitive agreement and any other documents, instruments or agreements that may be required to close the proposed transaction will be in form reasonably satisfactory to AmeriNet and its attorney and to Seller and its attorneys.

5. Conditions to Proposed Transaction. The parties do not intend to be bound to any provisions covering the same subject matter as contained in Sections 1, 2 and 3 hereof unless and until the definitive agreement has been executed and delivered. It is expected, however, that if the definitive agreement were successfully negotiated, it would provide that the proposed transaction would be subject to agreed terms and conditions, including, among others, the following:

(a)  The conditions stated in Section 4 will be true and correct at closing;

(b)  The  satisfactory  outcome,  in Seller's sole judgment,  of its inspection,
     confirmation  and  verification  of  the  financial  condition,   business,
     properties, assets and operations of AmeriNet;

(c)  The satisfactory  outcome, in AmeriNet's sole judgment,  of its inspection,
     confirmation  and  verification  of  the  financial  condition,   business,
     properties, assets and operations of PCG;

(d) The absence of any material adverse change in AmeriNet's financial condition, business, assets, operations and prospects since March 31, 2000 (other than as contemplated by Section 4);

(e) The absence of any material adverse change in PCG's financial condition, business, assets, operations and prospects since December 31, 2000 (other than as contemplated by Section 4);

(f) The receipt of all necessary consents and approvals of governmental bodies, lenders, lessors and other third parties; and

(g) The absence of pending or threatened litigation regarding the definitive agreement or the transactions to be contemplated thereby.

6. Access. Unless and until this Letter of Intent is terminated as provided herein, AmeriNet will provide to Riverview, and Riverview will cause PCG to provide, prompt and complete access to AmeriNet's and PCG's respective facilities, books and records, and will cause AmeriNet's and PCG's directors, officers, employees, attorneys, accountants, consultants, advisers and other agents and representatives to cooperate fully with the PCG and AmeriNet, respectively, in connection with its review of AmeriNet and PCG.

7. Binding Provisions. In consideration of the significant costs to be borne by AmeriNet and Sellers in pursuing this proposed transaction and of their mutual undertakings described herein, the following subsections of this Section 7 (collectively, the "Binding Provisions") will constitute the legally binding and enforceable agreement of AmeriNet and each Seller:

(a) AmeriNet and/or its designees will deposit with PCG $100,000.00 as a good faith escrow deposit within 5 business days after receipt of permission to use PCG's audited financials as provided hereafter. Ten business days after payment of the first deposit amount AmeriNet and/or its designees will deposit an additional $100,000 into the escrow with PCG. The deposited monies are immediately returnable at the sole option of AmeriNet and/or its designees upon demand or its designees upon demand or the termination of this letter of intent with no right to set off by either party. Audited financials can and will be released upon approval of both AmeriNet and PCG and or its affiliates.

(b) Non-Binding Provisions Not Enforceable. The provisions of Sections 1-6 above do not create or constitute legally binding obligations between AmeriNet and the prospective Sellers and, whether or not the definitive agreement is prepared, authorized, executed, or delivered by the parties, no party will have any liability to any other party to this Letter of Intent based upon, arising from, or relating to those provisions. No prior or subsequent course of conduct or dealing between the parties, oral communications, or other actions not reduced to or reflected in a writing executed by all of the parties will serve to modify this paragraph in any way or cause the non-binding provisions hereof or any provisions covering the same subject matter to become in any sense legally binding and enforceable.

(c) All Information Confidential. All information concerning a party provided to the other party, other than publicly available information, will be kept in strict confidence by such other party and will only be used to evaluate the other party in conjunction with this transaction. All documents or other media containing such information will be returned to the appropriate party if a closing of the definitive agreements does not occur.

(d) Disclosure. Neither AmeriNet nor Sellers will, and each will direct its agents and representatives not to, directly or indirectly, make any comment, statement, or communication with respect to, or otherwise disclose or permit the disclosure of the status of discussions regarding the proposed transaction between the parties or any of the terms, conditions, or other aspects of the transaction proposed in this Letter, except to such of the agents and representatives of AmeriNet or Sellers, as the case may be, as need to know such information for the purpose of evaluating or otherwise effecting the transactions proposed in this Letter of Intent, and except as required by applicable laws, rules and regulations. must disclose pursuant to SEC reg. FD

(e) Costs. AmeriNet and each Seller will be responsible for and bear all of its own costs and expenses incurred at any time in connection with the proposed transaction. Notwithstanding the foregoing, if the proposed transaction closes, AmeriNet will reimburse PCG and Sellers for reasonable legal and accounting expenses incurred in connection with the proposed transaction.

(f) Entire Agreement. The Binding Provisions constitute the entire agreement between the parties, superseding all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties on the subject matter hereof, including, but not limited to, the Letter of Intent executed by AmeriNet on February 27, 2001. Except as otherwise provided herein, the Binding Provisions may be amended or modified only by a writing executed by all of the parties. Provisions from Feb 27, 2001 L.O.I. regarding non circumvention will remain in effect.

(g) Governing Law. This letter shall be governed by and construed in accordance with the internal laws of the State of Utah, without regard to conflict of laws principles.

(h) Termination. This Letter of Intent may be terminated without liability by either party by giving notice to the other party, with or without reason. Unless sooner terminated or extended in writing, this Letter of Intent will automatically terminate on May 31, 2001.

(i)  Riverview and/or its affiliates agrees that until the expiration of fifteen
     (15)  months  after  closing  on  the   reorganization  or  termination  of
     negotiations therefor, it will not directly or indirectly circumvent AmeriNet and/or its affiliates by engaging in any transaction with any person or legal entity to which it or its principals or advisors have been introduced by AmeriNet or their principals or advisors.

     Please sign and date this Letter of Intent in the space provided below to confirm the mutual agreements set forth in the Binding Provisions and return a signed copy to the undersigned.


                                                [SIGNATURES FOLLOW]
                                                     Very truly yours,

                                     RIVERVIEW FINANCIAL CORP.



                                     By:      /s/ Randall K. Fields
                                 -----------------------------------------
                                     Name:    Randall K. Fields
                                     Title:   President and CEO



                                              /s/ Randall K. Fields
                                 -----------------------------------------
                                      Randall K. Fields, Individually


Acknowledged and agreed as to the Binding Provisions:

AMERINET GROUP COM, INC.


By:      /s/ Ed Dmytryk
         ----------------------------------------
Name:    Ed Dmytryk
         ----------------------------------------
Title:   President, CEO
         ----------------------------------------


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1 Expressed as a decimal.